Lease Agreement No. 11124

EXHIBIT 10.1

EQUIPMENT LEASE/OPTION TO PURCHASE AGREEMENT

THIS EQUIPMENT LEASE/OPTION TO PURCHASE AGREEMENT (the "Lease") is made effective the day of July 17, 2013 ("Effective Date")

BETWEEN:

Save The World Air, Inc.

(the "Lessor")

- and -

TransCanada Keystone Pipeline, L.P.

by its agent,

TC Oil Pipeline Operations Inc.
("TransCanada")

(collectively, the "Parties" or individually, a "Party")

RECITALS

WHEREAS TransCanada operates a high pressure oil pipeline and related facilities and the Lessor has developed viscosity reduction technology ("Technology");

AND WHEREAS TransCanada wishes to lease and test the effectiveness of Lessor's Technology and Equipment (as described below);

AND WHEREAS the Lessor is prepared to lease the Equipment to TransCanada on the terms and conditions set forth in this Lease, which includes an option for TransCanada to purchase the Equipment during or upon termination of the Initial Term or Extended Term, if any (defined below).

NOW, THEREFORE, in consideration of the covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree, as follows:

1.	Equipment Leased.

The Lessor hereby leases, non-exclusively, to TransCanada and TransCanada leases from the Lessor the equipment, along with the equipment attached thereto or contained therein as described in Schedule A attached to this Lease and made a part hereof (the "Equipment"), together with all parts, components, accessories, accessions, replacements, substitutions, additions and improvements now or in the future attached to or forming a part thereof.

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2.	Delivery, Installation, Data Collection and Maintenance of the Equipment.

A.	The Lessor, at TransCanada's expense, shall deliver the Equipment to TransCanada by a date no later than January 13, 2014. This date may be extended by the mutual written consent of the Parties.

B.	The Equipment shall be delivered and installed, at TransCanada's expense, to the location designated by TransCanada.

C.	Installation shall be performed by TransCanada in a professional and workmanlike manner in conformance with all recommendations of Lessor, and in compliance with good construction and engineering practices.

D.	The Lessor shall provide TransCanada with instructional service in the installation and operation of the Equipment.

E.	Any alterations or modifications to the Equipment may be made only upon consultation with and written approval by the Lessor, which approval shall not be unreasonably withheld.

F.	TransCanada, at its expense, shall keep and maintain the Equipment in good working order and repair. In the event the Equipment, during the Term hereof, is lost, damaged, destroyed, in whole or in part, or stolen, TransCanada shall pay to Lessor the replacement cost of the Equipment, and the obligations of this Lease shall end.

G.	All repairs and maintenance of the Equipment shall be performed promptly by TransCanada. TransCanada shall supply labor, at TransCanada's cost, and all materials shall be provided by Lessor, at Lessor's cost. Lessor shall provide TransCanada with a designated person to assist in TransCanada's repairs and maintenance of the Equipment.

H.	Data acquisition will be collaborative and transparent between Lessor and TransCanada, including, but is not limited to data described in Schedule C. All data collected will be subject to mutually binding confidentiality and nondisclosure agents. Data cannot be shared or released to any outside entity (other than Lessor or TransCanada) or third party without the written consent of both Parties.

I.	Parties may, from time to time, make changes or improvements to the Equipment ("Improvements"). Any such Improvements will be the sole intellectual property of Lessor.

3.	Term And Lease Payment.

3.1	The term of this Lease of Equipment shall be for a period of six (6) months (the "Initial Term"), commencing on the date of installation of the Equipment, estimated to be on a date no later than March 1st, 2014. On sixty (60) days' written notice prior to the expiration of the Initial Term, TransCanada shall have an option to extend the Lease for an additional eighty-four (84) months ("Extended Term"), subject to TransCanada's exercise, if at all, of its option to purchase the Equipment in accordance with Section 12, below.

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3.2	During the Initial Term and Extended Term, if any, TransCanada shall pay to the Lessor, a monthly lease fee in U.S. Dollars in the amount of Sixty Thousand Dollars ($60,000) ("Monthly Lease Payment"). In the event the Equipment is removed from service at its initial location and re-installed to a new location during the Initial Term of the Lease, the Monthly Lease Payment during the Initial Term of the Lease shall be reduced to Twenty Thousand Dollars ($20,000) per month ("Standby Lease Payment") until the Equipment is placed back in service at its new location, at which time the Monthly Lease Payments shall again be Sixty Thousand Dollars ($60,000). If the Equipment is in service for a partial month, the Monthly Lease Payment and Standby Lease Payment shall be calculated and paid on a pro rata per day basis.

3.3	TransCanada shall pay each Monthly Lease Payment to the Lessor on the first day of each month during the Initial Term and Extended Term, if any, of this Lease.

3.4	TransCanada shall pay each Monthly Lease Payment to a bank account designated by the Lessor.

3.5	TransCanada shall be responsible for payment of all licensing and registration fees in respect of the Equipment.

4.	Title.

The Parties agree that title and ownership to the Equipment shall remain at all times with the Lessor, unless purchased by TransCanada in accordance with Section 12, below.

5.	Acceptance of Delivery.

5.1	By accepting possession of the Equipment under this Lease, TransCanada accepts the condition of the Equipment.

5.2	Upon consultation with and approval by Lessor, the Parties agree that TransCanada is authorized, at its sole expense, to furnish or install on the Equipment new or renewed replacement parts and to make any additions or improvements which TransCanada deems necessary for the proper maintenance and operation of the Equipment. All such parts, additions and improvements shall be deemed a part of the Equipment, and subject to Section 4, above.

6.	Operating Use.

TransCanada shall operate the Equipment during the Initial Term and Extended Term, if any, for the purpose only as set forth in the Recitals, above.

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7.	Limitation of Liability.

7.1	Each Party shall be liable to the other Party, its agents and employees for all losses or damages arising out of or attributable to the acts or omissions, willful misconduct or breach of this Lease by such Party.

7.2	TransCanada acknowledges that TransCanada will obtain the Equipment on an "as is where is basis" without relying on the Lessor. The Lessor makes no warranty or representation, express or implied, statutory or otherwise, as to the design, quality, capacity or fitness of the Equipment for any particular purpose.

7.3	TransCanada agrees that no defect or unfitness of the Equipment shall relieve TransCanada of the obligation to pay the Monthly Lease Payments throughout the Initial Term and Extended Term, if any, hereof.

7.4	TransCanada acknowledges and agrees that the Lessor shall not be liable or responsible for any non-compliance with any statute, law, ordinance, rule or regulation relating to the installation, operation, use or maintenance of the Equipment, it being expressly understood that all such liability shall be the responsibility of TransCanada. Lessor shall be responsible to confirm the manufacturing of the Equipment is within compliance with all applicable state and federal regulations and codes.

8.	Indemnity.

8.1	Each Party ("Indemnitor") shall indemnify and hold harmless the other Party ("Indemnitee"), its affiliates and each of their representatives, directors, officers, employees and agents from and against all claims, demands, losses, costs (including attorneys' fees), damages, suits or proceedings by third parties (collectively referred to as "Claims") that arise out of or are attributable to:

(i)	TransCanada's installation, operation and maintenance of the Equipment;

(ii)	any breach of this Lease by the Indemnitor, or its personnel, agents or subcontractors;

(iii)	TransCanada's obligations to pay taxes and fees as a result of this Lease, and any related penalties imposed by any governmental or other authority having jurisdiction.

(iv)	in the case of Supplier, any claim or suit for alleged infringement of any patent, industrial design, license, copyright or trademark resulting from or arising in connection with the manufacture, sale, use or other disposition of the Equipment. If the Equipment or any portion thereof constitutes an infringement, Supplier shall, in addition to its other obligations under this Agreement, at its own expense and as directed by Company, either procure for Company the right to continue using such Equipment without liability for such infringement, or modify or replace such Equipment with non-infringing Equipment accomplishing the same purpose as the replaced Equipment.

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8.2	The Indemnitor will assume on behalf of the Indemnitee, and conduct with due diligence and in good faith, the defense of any Claims with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee and their insurer shall have the right to be represented therein by advisory counsel of their own selection and at their own expense; provided further that if the defendants in any such action include both the Indemnitor and the Indemnitee, and if the Indemnitee will have reasonably concluded that there may be legal defenses available to it which are different from, additional to, or inconsistent with those available to the Indemnitor, then the Indemnitee and their insurer shall have the right to select separate counsel to participate in the defense of such Claims on its own behalf and at the Indemnitor's expense. Without the prior consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee.

9.	Insurance

TransCanada shall bear the risk, responsibility and liability for the delivery, return, installation, operation and maintenance of the Equipment. TransCanada shall maintain, at its cost, all such insurance on the Equipment with losses payable to Lessor against fire, theft, destruction, property damage, personal injury, general liability and other risks as are appropriate and specified by Lessor. TransCanada shall provide Lessor proof of such insurance.

10.	Default.

10.1	TransCanada shall be in default hereunder if TransCanada fails to pay the Monthly Lease Payment as required hereunder within ten (10) business days of the due date thereof.

10.2	Either Party will be in default under this Lease if the Party defaults in the performance of an obligation required from the Party under this Lease.

10.3	If either Party defaults in performance of any of its obligations under this Lease, the other Party shall provide a written notice of the default to the defaulting Party and if the defaulting Party does not remedy the default within ten (10) business days after the receipt of such notice, the other Party may rely on any legal or equitable remedy available in law or equity.

11.	Return Condition.

11.1	Subject to TransCanada's option to purchase under Section 12, below, upon the expiration or termination of this Lease, TransCanada shall return, at TransCanada's expense, such Equipment and any parts, additions or improvements made thereon or thereto, to the Lessor at Lessor's offices or other place designated by the Lessor. On return to the Lessor, the Equipment shall be free and clear of oil, operational and in good working order and repair, except for ordinary wear and tear.

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12.	Option to Purchase.

12.1	Provided TransCanada is not in default with respect to any obligations or payments required to be made under this Lease, the Lessor grants to TransCanada, during the Initial Term and Extended Term, if any, hereof, an option to purchase the Lessor's interest in the Equipment for the amounts set forth in the attached Schedule B.

12.2	This option may be exercised by TransCanada giving the Lessor written notice (the "Notice") of its intention to exercise the option. The Notice shall set forth the time for the closing of the sale which shall be the date which is sixty (60) days after the date of the Notice or in the event there are less than sixty (60) days remaining in the Initial Term or Extended Term, if any, at the end of such term (the "Closing Date"). On the Closing Date, TransCanada shall pay the purchase price set forth in Schedule B to the Lessor by way of certified check or money order and the Lessor shall transfer its interest in the Equipment to TransCanada whereupon this Lease shall cease.

12.3	TransCanada shall pay any and all taxes, license or registration fees, or other fees, costs, or charges payable in connection with any such sale and purchase of the Equipment. The bill of sale from the Lessor to TransCanada shall contain warranties on the part of the Lessor that it has done no act nor created any security interest in the Equipment that would adversely affect the title to it.

13.	Encumbrances, Taxes and Other Laws.

TransCanada shall keep the Equipment free and clear of any liens or other encumbrances, and shall not permit any act where Lessor's title or rights may be negatively affected. TransCanada shall be responsible for complying with and conforming to all laws, rules, regulations, ordinances and statutes relating to the possession, use, operation or maintenance of the Equipment. Furthermore, TransCanada shall promptly pay all taxes, fees, licenses and governmental charges, together with any penalties or interest thereon, relating to the possession, use, operation or maintenance of the Equipment.

14.	Termination.

During the Initial Term, either Party may terminate this Agreement at any time for any reason on ninety (90) days written notice to the other.

15.	Mutual Representations and Warranties. Each Party agrees, represents and warrants to the other Party that:

(a)	This Lease constitutes a valid and legally binding obligation of the Party, enforceable against the Party in accordance with its terms and all applicable laws;

(b)	Neither the entering into or the delivery of this Lease nor the completion of the transactions contemplated in this Lease by the Party will result in the violation of any agreement or other instrument to which the Party is a party or by which the Party is bound or in a violation of any laws applicable to the Party;

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(c)	Lessor owns all right, title and interest in and to the Equipment and any parts, additions and improvements made thereon or thereto.

16.	Address.

Any notice or documentation required under this Lease must be provided either by personal service to the address below, or e-mail to the address below, or delivery by registered mail to the Party's address below.

To TransCanada:

TransCanada Keystone Pipeline Limited Partnership

450 1 Street S.W.

Calgary, Alberta, Canada

Attention: Sherry Richardson

Telephone: 403.920.6113

email: sherry_richardson@transcanada.com

To the Lessor:

Save The World Air, Inc.

735 State Street, Suite 500

Santa Barbara, CA 93101

Attention: Gregg M. Bigger, President and CFO

Telephone: 805.729.1815

email: gregg.bigger@stwa.com

17.	General Provisions.

17.1	In this Lease, the words importing the singular will include the plural and vice versa.

17.2	Unless something in the subject matter is inconsistent therewith, all references to Articles, Sections or Schedules refer to Articles, Sections or Schedules of this Lease.

17.3	A waiver by any Party of the strict performance of any covenant or provision of this Lease will not of itself constitute a waiver or any subsequent breach of such covenant or provision or of any other covenant, provision or term of this Lease. A waiver will be effective if it is in writing and signed by a duly authorized representative of the Party granting the waiver.

17.4	Each Party will from time to time and at all times do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Lease.

17.5	Time is of the essence in all respects of this Lease.

17.6	This Lease may be amended from time to time upon mutual agreement. All amendments must be in writing and signed by duly authorized representatives of the parties.

17.7	This Lease, including Schedules A, B and C, constitutes the entire agreement between the Parties with respect to its subject matter. There are no other agreements, representations, warranties, conditions, terms or understandings, written, verbal, express or implied between the Parties, unless mutually agreed to and confirmed in writing subsequent to the date of this Lease.

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17.8	In the event, and to the extent, of conflict between any of the terms of this Lease and Schedule A, Schedule B or Schedule C, the terms of this Lease shall prevail.

17.9	If any one or more provisions of this Lease are found to be invalid, unenforceable or void by any court or tribunal of competent jurisdiction, the remaining terms and provisions will be deemed to be severable from the part so found and remain in full force and effect.

17.10	This Lease is subject to and shall be construed in accordance with the laws in force in the State of New York. The federal or state courts located in New York, New York shall have exclusive jurisdiction over any disputes arising under this Lease.

17.11	This Lease may be executed in counterparts, each of which will be deemed an original and all of which will together constitute one and same instrument. Delivery of this Lease may be made by facsimile or other electronic format attached to email.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Lease as of the day and year first above written.

TransCanada Keystone Pipeline, L.P.			Save the World Air, Inc.
by its agent TransCanada Oil Pipeline Operations Ltd.

Per:	/s/ Andy Mather	Per:	/s/ Greggory M. Bigger
Name:	Andy Mather	Name:	Greggory M. Bigger
Title:	Director of Facilities Products	Title:	President & CFO

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Schedule A

The Equipment is generally described as follows:

• AOTTM Midstream, skid mounted ; Quantity = 4

• Header assembly; Multiple 30" 600 series steel spool pieces reducing to 20" 600 series nozzles; Quantity = 2 (intake and outtake)

• AOTTM Power Supplies (1 per AOTTM); LH series 5 kW regulated high-voltage DC power supply; Quantity = 4

• Data acquisition and control (SCADA/PLC); specifications TBD; Quantity = 1

• Power supply and SCADA housing; Class 1 — Division 1 portable structure, specifications TBD; Quantity — 1

DESCRIPTION	MAKE	MANUFACTURER	MODEL	YEAR	Serial #	License #

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Schedule B

Option to Purchase Leased Equipment

TransCanada may, at its option, purchase the Equipment during the Initial Term of the Lease for a fixed price of Four Million Three Hundred Thousand U.S. Dollars ($4,300,000).

If TransCanada extends the Lease, TransCanada may, at its option, purchase the Equipment during the Extended Term at the greater of $4,300,000 or fair market value.

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Schedule C

DATA COLLABORATION

Save The World Air, Inc.'s AOTTM Midstream operation requires collaborative access to specific data points for the successful implementation of the Equipment and for testing purposes. Data points are required from pump stations immediately upstream and downstream of the Equipment installation point, currently described as PS 30 (ROCK) and PS 31 (PONCA CITY), to determine the safe and successful operation of the devices as installed by TransCanada to the Keystone XL Pipeline. The data points required for collaborative real-time access and recording from the pump stations' data acquisition SCADA / PLC includes but is not limited to the following:

1.	System time and date
2.	Pump station status
3.	Main pipeline temperature directly upstream of pump station
4.	Main pipeline pressure directly upstream of pump station
5.	Pump motor variable frequency drive (VFD)
6.	Pump station pipeline flow rate
7.	Pump station oil pressure
8.	Pump station oil temperature
9.	Main pipeline temperature directly downstream of pump station
10.	Main pipeline pressure directly downstream of pump station

11.	Pump station pressure differential
12.	Discharge pressure reduction
13.	Flow summary, data and graphs

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